Exhibit 16.1

Semple & Cooper, LLP
Certified Public Accountants
2700 N. Central Avenue
Ninth Floor
Phoenix, Arizona 85004
602-241-1500
602-234-1867 (fax)

June 2, 2006

Mr. Gregg Johnson, Chief Executive Officer
and Audit Committee Member
Mr. Bill Papazian, Audit Committee Member
Mr. Mark Chester, Audit Committee Member
Skye International, Inc.
7150 West Erie Street
Chandler, AZ 85226

Dear Sirs:

This is to inform you that effective June 2, 2006, Semple & Cooper, LLP is resigning as the auditor of record for Skye International, Inc.
Sincerely,

/s/ Semple & Cooper, LLP
Semple & Cooper, LLP

cc:	Officer of the Chief Accountant SECPS Letter File Securities and Exchange Commission Mail Stop 9-5 450 Fifth Street, N.W. Washington, DC 20549